Exhibit 10.1

SEPARATION, RELEASE AND NONCOMPETITION AGREEMENT

THIS SEPARATION, RELEASE AND NONCOMPETITION AGREEMENT (the “Agreement”) is entered into as of November 27, 2013, by and among Calamos Asset Management, Inc., a Delaware corporation (“CAM”), Calamos Advisors LLC, a Delaware limited liability company (“Advisors”) and wholly owned subsidiary of its sole managing member, Calamos Investments LLC (“CILLC”), Calamos Family Partners, Inc. (“CFP”), Calamos Property Holdings LLC (“CPH”), John P. Calamos, Sr. (“Buyer”) and John P. Calamos, Jr. (“JPC Jr.”), on the one hand, and Nick P. Calamos (“Executive”), on the other hand. CAM, CILLC and Advisors, together with each of their successors and assigns permitted under this Agreement are referred to herein as the “Company.”

RECITALS

WHEREAS, Executive has been employed by the Company pursuant to the Executive Employment Agreement of Nick P. Calamos dated as of October 26, 2004 by and among CAM, Advisors and Executive, as amended on June 1, 2007 and August 21, 2012 (the “Employment Agreement”);

WHEREAS, Executive wishes to resign from employment with (including as an advisor to) the Company;

WHEREAS, Buyer and Executive have stated that, pursuant to a purchase agreement dated November 27, 2013 by and among Buyer, Executive, JPC Jr., CFP and CPH (the “Purchase Agreement”), Executive has agreed to sell, and Buyer has agreed to purchase, all of Executive’s interests in CFP (the “Transferred Shares”);

WHEREAS, prior to the consummation of the sale and transfer of the Transferred Shares (“Closing”), CFP holds the majority economic interest in CILLC, the sole managing member and parent of Advisors, and CFP holds the majority voting interest in CAM;

WHEREAS, as a result of Buyer’s purchase of the Transferred Shares, at the Closing, Executive shall receive cash and a promissory note (“Promissory Note”);

WHEREAS, in connection with Buyer’s purchase of the Transferred Shares, Buyer shall pledge certain interests in CFP, to secure the Promissory Note, and shall deliver instruments evidencing such interests to an escrow agent under an escrow agreement among Buyer, Executive and such escrow agent (“Escrow Agreement”);

WHEREAS, in order to induce Buyer, JPC Jr., CFP and CPH to enter into the Purchase Agreement, and as a condition to Closing, the parties hereto desire to enter into this Agreement,

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

1. Termination of Employment.

(a) The parties hereto agree that Executive’s employment with (including as an advisor to) the Company shall terminate effective as of the date on which the Closing occurs (the “Termination Date”). Executive hereby confirms that effective as of the Termination Date, he will no longer hold, any officer, employee, director or committee position (including Executive’s Directorship at CAM) with the Company or any Releasee (as defined in Section 2(a) below), and Executive agrees to execute such other documents and take such actions as may be necessary or desirable to effectuate the foregoing.

(b) The Company shall pay Executive (i) Executive’s base salary accrued through the Termination Date to the extent not theretofore paid; and (ii) any vacation pay and expense reimbursements accrued by Executive as of the Termination Date. Such amounts shall be paid in the time frame required by applicable law and the Company’s policies but in no event later than December 31, 2013.

(c) Executive’s eligibility to participate in the Company’s benefit plans and programs, including, without limitation, the Company’s pension and welfare plans, will terminate as of the Termination Date. Thereafter, Executive will be provided an opportunity to continue health care coverage for Executive and Executive’s qualifying dependents under the Company’s group health plan in accordance with the requirements, conditions and limitations of the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA), applicable state law and the group health plan, which may be amended from time to time.

(d) This Agreement supersedes the Employment Agreement in all respects, notwithstanding Section 15(b) of the Employment Agreement, and the Employment Agreement shall have no further force or effect and the provisions of this Agreement shall govern and control.

2. Executive’s Release.

(a) In consideration of the payments Executive shall receive as a result of the transactions contemplated by the Purchase Agreement including, without limitation, pursuant to the Promissory Note, Executive, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge CAM, Advisors, CILLC, CFP, CPH, Calamos Financial Services LLC, Calamos Investments LLP and each of their parents, subsidiaries, affiliates, managers, members and related organizations, together with their respective present and former employees, officers, directors, stockholders, attorneys and agents, including, without limitation, Buyer and JPC Jr., and each of their predecessors, heirs, executors, administrators, successors and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute (“Claims”), which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive signs this Agreement, (i) relating to or arising out of Executive’s employment, director, stockholder or other relationship, or the termination of Executive’s employment, director, stockholder or other relationship, with Advisors, CAM, CFP, CPH or any other Releasee, or (ii) relating to or arising under any policy, agreement, plan, contract, understanding or promise, written or oral, formal or informal, between any Releasee and Executive, including, without limitation, (A) the Employment Agreement, (B) the Calamos Holdings, Inc. (predecessor to CFP) Stockholder Agreement dated as of January 1, 2002 (the “2002 Stockholder Agreement”), (C) the Stockholders’ Agreement dated as of October 28, 2004 among CAM, Calamos Holdings LLC (predecessor to CILLC), CFP, Buyer, Executive, JPC Jr., John P. Calamos 1985 Trust Dated August 21, 1985, the John P. Calamos Annuity Trust Dated June 21, 1958 and The John P. Calamos Annuity Trust II Dated November 1, 1998 (the “2004 Stockholder Agreement”), and (D) any stock option or restricted shares agreement between Executive and any Releasee (the “Release”). The foregoing Release includes, but is not limited to, all Claims under common law including wrongful or retaliatory discharge, breach of contract, and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and Claims under any federal, state or local statute including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. Section 1981), the Civil Rights Act of 1991, the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, each as amended, or the discrimination or employment laws of any state or municipality, and/or any Claims under any express or implied contract which Releasers may claim existed with any of the Releasees. This Release also includes a release by Executive of any Claims for alleged physical or personal injury or emotional distress, and any Claims under the Worker Adjustment and Retraining Notification (WARN) Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Nothing contained in this Release shall (1) release any claim that cannot be waived under applicable law, (2) affect Executive’s right to receive benefits under the pension plans of the Company that have vested on or prior to the Termination Date, or (3) be construed to prohibit Executive from bringing appropriate proceedings to enforce this Agreement, the Purchase Agreement, the Promissory Note or the Escrow Agreement.

(b) Excluded from this Release are any Claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s and the other Releasers’ rights to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against any of the Releasees with any government agency, court or arbitrator arising out of any of the matters released in Section 2(a).

(c) Executive agrees never to sue Releasees in any forum for any claim covered by the above Release, except that Executive may bring a claim under the ADEA to challenge this Release. If Executive violates this Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 2(a) hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other costs incurred in defending against such a suit. Nothing in this Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

(d) Executive acknowledges and agrees that except as expressly provided in this Agreement, the Purchase Agreement, the Promissory Note and the Escrow Agreement, (i) any and all obligations owed to Executive arising out of or relating to the Executive’s employment, director, stockholder or other relationship with Advisors, CAM, CFP, CPH or any other Releasee have been satisfied, and (ii) no further payments or benefits are owed to the Executive by any Releasee arising out of or relating to Executive’s employment, director, stockholder or other relationship with Advisors, CAM, CFP, CPH or any other Releasee.

3. Calamos Release. In consideration of the transactions contemplated by the Purchase Agreement and Executive’s obligations under this Agreement, each of CAM, Advisors, CFP, CPH, Buyer and JPC Jr. (each, a “Calamos Releaser”) does hereby release, waive, and forever discharge Executive and his spouse, heirs, administrators, children, representatives, executors, successors and assigns, each in their capacities on behalf of Executive (collectively, the “Executive Releasees”) from, and does fully waive any obligations of Executive Releasees to the Calamos Releaser for, any and all Claims which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by the Calamos Releaser by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time the Calamos Releaser signs this Agreement, (i) relating to or arising out of Executive’s employment, director, stockholder or other relationship, or the termination of Executive’s employment, director, stockholder or other relationship, with Advisors, CAM, CFP, CPH or any other Calamos Releaser, or (ii) relating to or arising under any policy, agreement, plan, contract, understanding or promise, written or oral, formal or informal, between the Calamos Releaser and Executive, including, without limitation, (A) the Employment Agreement, (B) the 2002 Stockholder Agreement, (C) the 2004 Stockholders Agreement, and (D) any stock option or restricted shares agreement between Executive and the Calamos Releaser (the “Calamos Release”). Nothing contained in this Calamos Release shall (1) release the Executive Releasees from any Claims involving allegations (x) which arise out of facts or circumstances not known to the members of the Board of Directors or executive officers of CAM, Advisors, CFP or CPH, or Buyer or JPC Jr., as of the date the Calamos Releaser signs this Agreement, (y) of fraud, embezzlement or violation of any criminal statute, or (z) as to which Executive may not be indemnified under applicable law; or (2) be construed to prohibit any Calamos Releaser from bringing appropriate proceedings to enforce this Agreement, the Purchase Agreement, the Promissory Note or the Escrow Agreement.

4. Resolution of Disputes.

(a) Any claim, action, suit or proceeding seeking to enforce any provision out of or based on any matter arising out of, or in connection with, this Agreement or the Employment Agreement shall be heard and determined in any Illinois state or federal court sitting in Cook or DuPage County, Illinois, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

5. Executive’s Covenants.

(a) Certain Definitions. For purposes of this Agreement:

(i) “Business” means the provision of investment management, investment advisory, portfolio management, financial analysis, research or similar services relating to the investment of international or domestic equity or debt securities or other activities or services of the type provided by the Company, its subsidiaries or its affiliates to its clients on a worldwide basis including, without limitation, open-end and closed-end, registered and unregistered, investment companies (“Funds”), and the direct and indirect sale and distribution of equity interests in the Funds.

(ii) “Competing Activity” or “Competing Activities” means engaging in the Business.

(iii) “Confidential Information” means trade secrets and other proprietary information concerning the products, processes or services of the Company or any subsidiary, which information (i) has not been made generally available to the public, and is useful or of value to Company’s current or anticipated business activities or of those of any subsidiary or client of the Company; or (ii) has been identified to Executive as confidential, either orally or in writing, including, but not limited to: computer programs; research and other statistical data and analyses; marketing, organizational or other research and development, or business plans; personnel information, including the identity of other executives of the Company or any subsidiary of the Company, their responsibilities, competence, abilities, and compensation; financial, accounting and similar records of the Company and any subsidiary of the Company and/or any Fund or account managed by the Company or any subsidiary of the Company (such Funds or accounts referred to herein as “Company Funds”); lists of current and prospective clients and information on clients and their executives; client investment objectives, the nature of their investment portfolios and their contractual agreements with the Company or its affiliates; information concerning planned or pending investment products, acquisitions or divestitures; and information concerning the marketing and/or sale or distribution of equity interests in the Company Funds. Confidential Information shall not include information which: (i) is in or hereafter enters the public domain through no fault of Executive; (ii) is obtained by Executive from a third party having the legal right to use and disclose the same; or (iii) was in the possession of Executive prior to receipt from the Company (as evidenced by Executive’s written records pre-dating the date of employment). All notes, reports, plans, published memoranda or other documents created, developed, generated or held by Executive during employment, concerning or related to the Company’s or its affiliates’ business, and whether containing or relating to Confidential Information or not, and all tangible personal property of the Company or its affiliates entrusted to Executive or in Executive’s direct or indirect possession or control, are the property of the Company, shall be promptly delivered to the Company and may not be used by Executive as of the Termination Date.

(iv) “Hedge Fund” means a private fund or pooled investment vehicle that:

(A) has one or more investment advisers (or related persons of investment advisers) who or which may be paid an allocation calculated by taking into account unrealized gains (other than a fee or allocation the calculation of which may take into account unrealized gains solely for the purpose of reducing such fee or allocation to reflect net unrealized losses);

(B) invests in assets (other than cash, cash equivalents and government securities) that are traded on a recognized, established exchange, trading facility or other market on which there exist independent, bona fide offers to buy and sell so that a price reasonably related to the last sales price or current bona fide competitive bid and offer quotations can be determined for the particular asset substantially instantaneously, or for which there are bona fide, competitive bid and offer quotations in a recognized interdealer quotation system or similar system or for which multiple dealers furnish bona fide, competitive bid and offer quotations to other brokers and dealers on request, or the price of which is quoted routinely in a widely disseminated publication that is readily available to the general public or through an electronic service that provides indicative data from real-time financial networks;

(C) may borrow an amount in excess of one-half of its net asset value (including any committed capital) or may have gross notional exposure in excess of twice its net asset value (including any committed capital); and/or

(D) may sell securities or other assets short or enter into similar transactions (other than for the purpose of hedging currency exposure or managing duration).

(b) Executive’s Acknowledgment. Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business as a going concern, it is necessary that Executive not utilize special knowledge of the Business and its relationships with customers to compete with the Company. Executive further acknowledges that:

(i) the Company has been engaged in the Business throughout Executive’s employment with (including as an advisor to) the Company;

(ii) Executive has occupied a position of trust and confidence with the Company, and Executive has become familiar with the Company’s trade secrets and with other proprietary and Confidential Information concerning the Company and the Business;

(iii) the agreements and covenants contained in this Section 5 are essential to protect the Company, the near permanent client relationships and the goodwill of the Business and compliance with such agreements and covenants will not impair Executive’s ability to procure subsequent and comparable employment;

(iv) Executive’s employment with (including as an advisor to) the Company has had special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement;

(v) Executive understands that the Company’s names, the name of any Funds and accounts managed by the Company (such proprietary Funds, accounts and any other client account managed by the Company, the “Company Accounts”) and the investment performance of any Company Account and the Company’s relationships with its clients and employees are extremely valuable and are the result of the expenditure of substantial time, effort and resources by the Company;

(vi) the restrictions set forth in this Section 5 are given as an integral and essential part of the transactions contemplated by the Purchase Agreement, the Promissory Note and the Escrow Agreement, and are required as a condition of Closing; and

(vii) Buyer, JPC Jr., CFP and CPH would not enter into the Purchase Agreement, the Promissory Note or the Escrow Agreement without Executive agreeing to the restrictions set forth in this Section 5.

(c) Non-Disclosure. Executive agrees that at all times hereafter, Executive shall not reveal to any competitor or other person or Entity any Confidential Information that Executive obtained while performing services for the Company.

(d) Non-Compete. For a period beginning on the Termination Date and ending on the fourth anniversary of the Termination Date (such period the “Non-Compete Period”), Executive shall not, and shall not prepare to, engage in, or own or control any interest in, or act as an officer, director or employee of, or consultant, advisor or lender to any firm, corporation, institution, business or entity (each an “Entity”) directly or indirectly engaged in the Business. For the avoidance of doubt, the foregoing sentence shall not restrict Executive from:

(i) making investments of the types commonly known in the investment community as “private equity investments,” including angel, seed-capital, venture-capital, buyout, growth and mezzanine investments in;

(ii) forming, obtaining funding for, managing, advising, and managing investments of; or

(iii) arranging for management and financial advisory services for any private equity fund or other pooled investment vehicle making such “private equity investments” (including short-term investments of cash and investments in securities of potential acquisition targets) and any operating or portfolio Entities of such private equity fund or other pooled investment vehicle, provided that such private equity fund, other pooled investment vehicle or operating or portfolio Entities shall not include (A) any Hedge Fund; (B) any private equity fund or other pooled investment vehicle which is invested in, or thereafter invests in, a portfolio or operating Entity which engages in the Business unless Executive has no active participation and plays no direct or indirect active advisory role regarding the investment in or the business and affairs of such operating or portfolio Entity; and (D) any private equity fund or other pooled investment vehicle which is, at the time Executive first engages in the activities set forth in this sentence, either intended or expected to be offered publicly (which, for this purpose, shall include broad-based public offerings pursuant to rules promulgated by the Securities and Exchange Commission pursuant to the Jobs Act) or traded in a public secondary market, or to be listed on any securities exchange or quoted on any public quotation medium.

(e) Non-Solicit. During the Non-Compete Period, Executive agrees that he will not, directly or indirectly, on his behalf or another’s behalf:

(i) solicit clients of the Company or subsidiaries of the Company with whom Executive developed a relationship or had contact during his employment with (including as an advisor to) the Company, to provide or offer to provide to any such clients, services or products of the kind generally offered or provided to such clients by Company or any subsidiary of the Company;

(ii) solicit, induce or expressly encourage any person employed or engaged by the Company or any subsidiary of the Company in investment management, research, sales, marketing or client service at the level of “Analyst” and/or “Manager” or higher to leave his or her employment, agency or office with the Company or any subsidiary of the Company, or employ or engage, or be employed or engaged with (other than in the case of a private equity fund or pooled investment vehicle referred to in Section 5(d)(iii) so long as Executive had no direct or indirect involvement in such solicitation, inducement or express encouragement), any such person who is then, or during the immediately preceding one (1)-year period was, employed or engaged by the Company or any subsidiary of the Company; or

(iii) solicit, induce or expressly encourage any person employed or engaged by the Company or any subsidiary of the Company (other than the persons referred to in Section 5(e)(ii) above) to leave his or her employment, agency or office with the Company or any subsidiary of the Company, or employ or engage, or be employed or engaged with (other than in the case of a private equity fund or pooled investment vehicle referred to in Section 5(d)(iii)), any such person who is then, or during the immediately preceding one (1)-year period was, employed or engaged by the Company or any subsidiary of the Company, for the purpose of providing or offering to provide, services or products of the kind generally offered by the Company or any subsidiary of the Company.

(f) “Calamos” Names. For so long as the Company uses “Calamos,” “Calamos Advisors,” “Calamos Investments,” or “Calamos Asset Management” or any other name used by the Company as of the date of this Agreement (the “Calamos Names”), Executive agrees that he will not, directly or indirectly, on his behalf or any other person’s or entity’s behalf, use in any public filing or advertisement, or in the marketing of any service or product which is a Competing Activity, the Calamos Names or any other name, logo or indicia that is confusingly similar with the Calamos Names. Notwithstanding the foregoing, Executive may identify himself using his first name and surname, with or without his middle initial, in any résumé or curriculum vitae, or any public filing or advertisement or in the marketing of any service or product which is a Competing Activity; provided any such identification is not done in a trademark manner and is simply for purposes of personal identification and identification and description of Executive’s prior employments and service as an officer and/or director (or person performing similar functions) as stated in the Company’s filings with the SEC and mass communications to CAM shareholders.

(g) Company Accounts and Prior Association. During the Non-Compete period, Executive agrees that he will not, directly or indirectly, on his behalf or another’s behalf refer in any public filing or advertisement or marketing of any service or product which is a Competing Activity to (i) any Company Account or the investment performance thereof or (ii) Executive’s prior association with the Company or its affiliates or any Company Account; provided, however, that Executive may refer to any Company Account or the investment performance thereof so long as such reference is not made in advertising or marketing in newspapers, magazines, trade journals or other public media (excluding published books authored or co-authored by Executive that are substantially similar in scope, context and coverage to Executive’s book Convertible Arbitrage: Insights and Techniques for Successful Hedging), or direct advertising or marketing materials, and such information is limited to the extent that (x) such information is contained in any SEC filings previously made by the Company, mass communications to shareholders of the Company previously made by the Company or in other prior media publications and information that is publicly-available on the date hereof, or (y) reference to such information is otherwise required by law, it being acknowledged by the Company and the Executive that, based on applicable rules, regulations and court decisions in effect as of the date this Agreement is entered into, information relating to the investment performance of any Company Account is not information reference to which “is otherwise required by law” within the meaning of said clause (y).

(h) Certain Permitted Activities and Interests. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall prohibit Executive or any other person or Entity from:

(i) investing, reinvesting and managing, money or property owned solely by Executive or his spouse or jointly by Executive and his spouse in (A) Entities to the extent permitted in Section 5(i) or (B) Entities conducting only activities described in Section 5(h)(ii); or

(ii) providing investment management and advisory services, as well as providing or arranging for personal services (such as bill-payment) of the types customarily provided by family offices, to:

(A) (1) the parents of Executive’s spouse, (2) lineal descendants of the parents of Executive, the then present and former spouses of such descendants, siblings and children of siblings of such present or former spouses or (3) lineal descendants of not more than five other Persons born after 1929, and the then present and former spouses of descendants of such five other Persons, in the case of each of the foregoing in this clause (3), that do not currently, or during the immediately preceding one (1) year-period did not, have assets under management by the Company or its subsidiaries, including, without limitation, (x) through an institutional, private wealth management or other separate account, (y) pursuant to any wrap, wrap-fee or unified managed account program of a third-party sponsor in which the Company or its subsidiaries participates as sub-advisor or (z) by making or holding investments in any registered investment companies advised by the Company or its subsidiaries, which assets under management by the Company or its subsidiaries exceeded in the aggregate $1.5 million in value at any time after 2010 (each, a “Client”); provided that a Person shall not be deemed to be a Client solely as a result of their participation in a wrap, wrap-fee or unified managed account program of a third-party sponsor pursuant to which such Person does not have a contract directly with the Company or its subsidiaries or pay fees directly to the Company or its subsidiaries (each of the foregoing in (1), (2) and (3) being herein referred to collectively as an “Eligible Family” and the individuals from time to time constituting an Eligible Family being herein referred to as “Eligible Family Members”),

(B) charities as to which the sum of the amount of cash and the value of property donated by Eligible Family Members during the preceding two calendar years constituted 70% or more of sum of the amount of cash and the value of property donated to such charity by all donors during such period,

(C) (1) estates of current and former Eligible Family Members, (2) trusts existing for the current primary benefit of Eligible Family Members or (3) if both Eligible Family Members and charitable and non-profit organizations or activities are the primary current beneficiaries, trusts funded substantially by Eligible Family Members or by an ancestor or ancestors of such Eligible Family Members,

(D) revocable trusts funded solely by Eligible Family Members, and

(E) with respect to each Eligible Family, companies not engaged in the Business that are wholly owned exclusively by any of the foregoing,

provided that such services are provided exclusively through a single office (which may be an Entity owned wholly or partly by Executive) whether or not required to be registered under federal or state law as an “investment adviser,” and provided, further, that except for interests in such family office and except as permitted in this Section 5(h)(ii) or Section 5(h)(iii), no Entity owning an interest in such family office is otherwise, engaged in the Business; or

(iii) serving without compensation as an officer or director of (or in a position exercising similar functions for) (“Service”) an Entity described on Schedule 5(h)(iii) to this Agreement (A) which is (I) exempt from federal income taxation under section 501(c)(3) of the Internal Revenue Code or (II) transfers to which are exempt from federal taxation under section 170, 642, 2055, or 2522 of the Internal Revenue Code and (B) which at the time Executive commences Service neither owns any Calamos products nor is an investor in any Funds, provided that, prior to the time Executive commences such Service, Executive shall have notified the independent directors of CAM of his intention to provide such Service and such Service was approved by a majority of such independent directors. The prior approval described in the preceding sentence shall not be required with respect to any Entity (x) described in clauses (1)(a) through (1)(d) of Schedule 5(h)(iii) to this Agreement or (y) any other Entity described in such Schedule 5(h)(iii) if, at the time Executive commences Service, such Entity does not have investments or investable assets (other than program-related investments) exceeding $50 million (as reported on the version of Internal Revenue Service Form 990-Return of Organization Exempt From Income Tax that the Entity more recently filed with the Internal Revenue Service).

(i) Additional Permitted Interests. In addition, this Section 5 shall not prohibit Executive or a family office conducting only activities described in Section 5(h)(ii) from being a passive owner of less than five percent (5%) of the outstanding shares of any class of securities of an Entity whose securities are publicly traded, so long as Executive does not have any active participation in the business of such Entity.

(j) Non-Exclusive Remedy for Restrictive Covenants. Executive acknowledges and agrees that the covenants set forth in this Agreement, including those set forth in this Section 5 and Section 6 (collectively, the “Restrictive Covenants”), are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or the posting of bond. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages. The duration of a Restrictive Covenant shall be extended by such time during which such breach continues without cure by Executive.

6. Cooperation; Non-Disparagement; Return of Property. Executive agrees that he will (i) provide reasonable assistance and cooperation to the Company and its affiliates in activities related to open work matters and the prosecution or defense of any pending or future lawsuits, arbitrations, other proceedings or claims involving the Company or its affiliates (excluding any such matters to which Executive and the Company and/or any of its affiliates are adverse parties, other than shareholder derivative lawsuits or claims) (“Calamos Litigation”); (ii) make himself available to the Company and its affiliates on reasonable notice and without the need for issuance of any subpoena or similar process to testify or assist in any Calamos Litigation provided that Executive may, at his cost and expense, have his personal attorney present and consult privately with his personal attorney during all such testimony or assistance; and (iii) refrain from providing any information related to any claim or potential Calamos Litigation to any non-Calamos representatives unless he shall (A) have first obtained the consent of the Chief Executive Officer or General Counsel of the Company or (B) be required to provide testimony pursuant to legal process in which case he will consult with and permit the Company’s legal counsel to be present to such testimony. Each party agrees that its statements will be consistent with any Company press release pertaining to Executive’s employment or termination thereof and that it shall not make any negative or disparaging comments about the other or its members, managers, officers, employees, affiliates, products, or services. Further, Executive represents and agrees that he has returned to the Company any property of the Company or its affiliates, such as computer equipment, cell phone, credit cards, keys, books, records and other materials (in any medium).

7. Breach. Executive acknowledges and agrees that in the event that the Company or any Releasee prevails on any claim to enforce any provision of Section 2 or 5 of this Agreement, the Company or the Releasee shall be entitled to an award of all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees.

8. Indemnification.

(a) The Company agrees that if Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall be advanced reasonable expenses (including attorneys’ fees) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by the Company’s By-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time. The rights conferred on Executive by this Section 8(a) shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, the By-laws, agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification and advancement of expenses provided for by this Section 8 shall continue as to Executive after he ceases to be an employee and shall inure to the benefit of his heirs, executors and administrators.

(b) Following Executive’s termination of employment with the Company and thereafter for the duration of any statute of limitations or other period during which a claim might be successfully brought against Executive, Executive shall be covered to the same extent as directors by any directors’ and officers’ liability insurance policy maintained by the Company from time to time.

9. Consultation With Attorney/Voluntary Agreement. Executive acknowledges and recites that:

(a) Executive has executed this Agreement, including the Release set forth in Section 2, knowingly and voluntarily in exchange for good and valuable consideration;

(b) Executive has read and understands this Agreement, including the Release set forth in Section 2, in its entirety;

(c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this Agreement, including the Release set forth in Section 2, before executing it;

(d) Executive has had the opportunity to review this Agreement and, specifically, the Release set forth in Section 2, with an attorney of Executive’s choice;

(e) Executive’s execution of this Agreement has not been forced by any party to this Agreement or any other Releasee, and Executive has had an opportunity to negotiate about the terms of this Agreement, including the Release set forth in Section 2;

(f) By entering into this Agreement, including the Release set forth in Section 2, the Executive is receiving payments to which Executive would not otherwise be entitled; and

(g) Executive has been given twenty-one (21) calendar days after receipt of this Agreement to consider its terms, including the Release set forth in Section 2, before executing it. Executive agrees that any modifications, material or otherwise, made to this Agreement after the date it was provided to Executive do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

10. Revocation.

(a) Executive will have seven (7) calendar days from the date on which Executive signs this Agreement to revoke his consent to the Release set forth in Section 2 of this Agreement. Such revocation must be delivered to Calamos Advisors LLC/Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, IL 60563, Attn: General Counsel. Notice of such revocation must be received within the seven (7) calendar days referenced above.

(b) In the event of such revocation by Executive, (i) this Agreement and the Purchase Agreement and all other agreements and instruments referred to therein, including, without limitation, the Promissory Note, shall be null and void in their entirety, and (ii) the Closing shall not occur.

(c) Provided that the Executive does not revoke this Agreement pursuant to Section 10(a) above, this Agreement, including the Release set forth in Section 2, shall become effective on the eighth calendar day after the date on which he signs it. Notwithstanding the foregoing, in the event the Closing does not occur, this Agreement shall be null and void in its entirety.

11. Successors.

(a) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon CAM, Advisors, CFP, CPH, Buyer and JPC Jr. and each of their successors and permitted assigns. It shall not be assignable by CAM, Advisors, CFP, CPH, Buyer, JPC Jr. or any of their successors except in connection with the sale or other disposition of all or substantially all the assets or business of CAM, Advisors, CFP, CPH, Buyer or JPC Jr. Each of CAM, Advisors, CFP, CPH, Buyer and JPC Jr. shall require any successor to all or substantially all of its or his business or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as CAM, Advisors, CFP, CPH, Buyer and JPC Jr. would be required to perform if no such succession had taken place.

12. Amendment; Waiver. This Agreement, the Purchase Agreement, the Promissory Note and the Escrow Agreement contain the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by Executive and each other party hereto. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

13. Miscellaneous.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS (EXCEPT SECTION 8 (INDEMNIFICATION) WHICH SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE), WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. THE CAPTIONS OF THIS AGREEMENT ARE NOT PART OF THE PROVISIONS HEREOF AND SHALL HAVE NO FORCE OR EFFECT.

(b) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. Moreover, if any one or more of the provisions contained in this

Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

(c) All compensation payable to Executive from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

(d) The intent of the parties is that payments and benefits under this Agreement shall be exempt from or comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with (including as an advisor to) the Company for purposes of this Agreement and no payments shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period,” as defined in Section 409A of the Code, shall not be treated as deferred compensation unless applicable Law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year.

(e) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

(f) The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(g) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor any other party hereto shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

(h) Except as provided in Section 10(a), all notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) the following business day after deposit from within the United States with a reputable express courier service (charges prepaid), (ii) three (3) days after mailing by certified or registered mail, return receipt requested and postage prepaid, or (iii) upon receipt in all other cases. Such notices, demands and other communications shall be sent to the addresses indicated below, or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party:

(i) If to CAM, CILLC, Advisors, CFP or CPH: [Name of the party], 2020 Calamos Court, Naperville, IL 60563, Attn: General Counsel;

(ii) If to Buyer or JPC Jr: [Name of party], 2020 Calamos Court, Naperville, IL, 60563, Attn: [Name of the party]; or

(iii) If to Executive: at the most recent address on file with the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Executive Employment Agreement as of the dates and years set forth below.

NICK P. CALAMOS

/s/ Nick P. Calamos
Date:	November 27, 2013

[Signature Page to Separation Agreement]

CALAMOS ADVISORS LLC

By:	/s/ John P. Calamos, Sr.
John P. Calamos, Sr.
Chairman, Chief Executive Officer and Global Co-Chief Investment Officer

Date:	November 27, 2013

[Signature Page to Separation Agreement]

CALAMOS ASSET MANAGEMENT, INC.

By:	/s/ John P. Calamos, Sr.
John P. Calamos, Sr.
Chairman, Chief Executive Officer and Global Co-Chief Investment Officer

Date:	November 27, 2013

[Signature Page to Separation Agreement]

CALAMOS FAMILY PARTNERS, INC.

By:	/s/ John P. Calamos, Sr.
John P. Calamos, Sr.
President

Date:	November 27, 2013

[Signature Page to Separation Agreement]

CALAMOS PROPERTY HOLDINGS LLC

By:	/s/ John P. Calamos, Sr.
John P. Calamos, Sr.
Chief Executive Officer

Date:	November 27, 2013

[Signature Page to Separation Agreement]

JOHN P. CALAMOS, SR.

/s/ John P. Calamos, Sr.
Date: November 27, 2013

[Signature Page to Separation Agreement]

JOHN P. CALAMOS, JR.

/s/ John P. Calamos, Jr.
Date: November 27, 2013

[Signature Page to Separation Agreement]

Schedule 5(h)(iii)

(1)	Religious and faith-based organizations, including:

(a)	churches, interchurch organizations of local units of churches, conventions and associations of churches, and integrated auxiliaries of churches as described in Treasury Regulations section 1.6033-2(h) (such as a men’s or women’s organization, religious school, mission society, or youth group);

(b)	schools below college level affiliated with churches or operated by a religious order as described in Treasury Regulations section 1.6033-2(g)(1)(vii);

(c)	mission societies sponsored by, or affiliated with, one or more churches or church denominations, substantial portions of the activities of which are conducted in, or directed at, persons outside the United States; and

(d)	an exclusively religious activity of any religious order described in Internal Revenue Service Rev. Proc. 91-20, 1991-1 C.B. 524.

(2)	educational organizations;

(3)	organizations whose primary mission is to aid (a) any of the armed forces of the United States, (b) active, reserve, retired and discharged uniformed personnel of the armed forces of the United States, and (c) members of the families and other dependents of such personnel;

(4)	food banks;

(5)	homeless shelters;

(6)	nonprofit organizations principally engaged in micro-finance activities;

(7)	nonprofit organizations principally engaged in angel finance activities;

(8)	nonprofit organizations principally engaged in venture finance activities;

(9)	church-affiliated organizations exclusively engaged in managing funds or maintaining retirement programs as described in Internal Revenue Service Rev. Proc. 96-10, 1996-1 C.B. 577; and

(10)	supporting organizations of the foregoing described in Section 509(a) of the Internal Revenue Code.